EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-259795 and No. 333-248578) on Form S-3 and Registration Statements (No. 333-214475 and No. 333-266117) on Form S-8 of Heritage Global, Inc. of our report dated March 17, 2022, relating to the consolidated financial statements of Heritage Global, Inc. as of and for the year ended December 31, 2021, appearing in the Annual Report on Form 10-K of Heritage Global, Inc. for the year ended December 31, 2022.

/s/ BAKER TILLY US, LLP

San Diego, California

March 24, 2023